Winthrop Realty Liquidating Trust to Make Distribution of $0.90 Per Beneficial Unit

_________

Houston, Texas Property Sold

BOSTON, November 9, 2017 (GLOBE NEWSWIRE) -- Winthrop Realty Liquidating Trust (the "Trust") announced today the Trust's trustees have approved a liquidating distribution of $0.90 per common beneficial unit in the Trust payable in cash on November 21, 2017 to holders of record on November 14, 2017. As the Trust is treated as a partnership for tax purposes, the withholding agent for foreign investors is required to make quarterly withholding payments to the IRS based on the Trust's "effectively connected income." The Trust maintains its previously announced estimate that 2017 effectively connected income will be approximately $0.29 per share for the year ended December 31, 2017.

The Trust announced today that the venture in which the Trust holds an 83.7% interest sold its Mosaic Apartments property located in Houston, Texas to an independent third party for a gross sale price of approximately $90.5 million. After satisfying the $45.0 million debt encumbering this property and all closing costs and pro rations associated with the sale, the Trust received a pro-rata distribution of approximately $37.4 million from the sale. The gross sales price is $0.7 million lower than the Trust's estimated net assets in liquidation attributable to this asset at December 31, 2016.

About Winthrop Realty Liquidating Trust

Winthrop Realty Liquidating Trust was formed to continue the liquidation process of remaining assets held by Winthrop Realty Trust at August 5, 2016.  The Trust's sole purpose is to continue to seek to sell these assets in an orderly fashion to maximize value to its beneficiaries.  Subject to certain exceptions related to transfer by will, intestate succession or operation of law, interests in the Trust are not transferable, nor do beneficiaries have authority or power to sell or in any other manner dispose of their interest in the Trust.  For more information about the Trust's remaining assets, please visit our web-site at www.winthropreit.com.

Contact at Winthrop Realty Liquidating Trust

John Garilli

Investor or Media Inquiries

Phone: (617) 570-4614; e-mail: jgarilli@winthropcapital.com